Exhibit 5.1

Mick Forde

Senior Vice President, Deputy General Counsel – Corporate

& Assistant Secretary

December 20, 2012

HSBC USA Inc.

452 Fifth Avenue

New York, New York 10018

Re:	HSBC USA Inc.

Ladies and Gentlemen:

I am a Deputy General Counsel – Corporate of HSBC USA Inc., a Maryland corporation (the “Company”). This opinion is delivered to you in connection with the offering of $1,500,000,000 principal amount of the Company’s 1.625% Senior Notes due January 16, 2018 (the “Securities”), pursuant to the Registration Statement on Form S-3 (No. 333-180289) (the “Registration Statement”) and the prospectus dated March 22, 2012, as supplemented by the prospectus supplement dated December 13, 2012 (together, the “Prospectus”). The Securities are to be issued pursuant to the Indenture, dated as of March 31, 2009 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as the trustee.

For purposes of this opinion, I have reviewed the Company’s Articles of Incorporation and By-laws, each as amended to date; the proceedings of its Board of Directors; the Indenture; and such other Company documents, agreements and instruments and such questions of law as I have deemed necessary or appropriate for purposes of this opinion. In such examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of the Company), the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the original of such copies.

Based upon the foregoing, I am of the opinion that the execution and delivery of the Securities have been duly authorized by all necessary corporate action on the part of the Company and the Securities constitute valid and binding obligations of the Company enforceable in accordance with their terms and entitled to the benefits of the Indenture (subject as to enforceability to (i) the effects of bankruptcy, insolvency, fraudulent

HSBC North America

26525 N. Riverwoods Blvd., Mettawa, IL 60045

Tel: 224-544-2945 Fax: 224-552-2945

michael.j.forde@us.hsbc.com

HSBC USA Inc.

December 20, 2012

conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and (ii) concepts of reasonableness and equitable principles of general applicability, whether considered in a proceeding in equity or at law (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the Maryland General Corporation Law as in effect on the date hereof, and I am expressing no opinion as to the effect of the laws of any other jurisdiction or as of any other date. Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the State of Maryland, I have relied upon the opinion of Wilmer Cutler Pickering Hale and Dorr LLP delivered on the date of this opinion.

I consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Company and its incorporation by reference into the Registration Statement and to the reference to my name in the Prospectus under the heading “Legal Opinions.” In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/S/ MICK FORDE
Mick Forde
Senior Vice President, Deputy
General Counsel – Corporate and Assistant Secretary

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